Exhibit 99.1
HAMBRECHT ASIA ACQUISITION CORP.
(a development stage company)

Pro Forma BALANCE SHEET
March 31, 2008

	As of March 12, 2008	Pro Forma Adjustments	Pro Forma Totals
ASSETS
Current assets
Cash	$259,137	$(157,515)	$101,622
Prepaid expenses		145,833	145,833
Total current assets	259,137	(11,682)	247,455

Restricted cash equivalents held in the trust account	$31,680,000	$1,847,396	$33,527,396

Total assets	$31,939,137	$1,835,714	$33,774,851

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses and offering expenses	$44,280	$23,775	$68,055
Total current liabilities	44,280	23,775	68,055

Long-term liabilities
Deferred underwriting discounts, net of $356,101 subject to forfeiture in the event of possible conversion	784,000	46,903	830,903
Total liabilities	$828,280	$70,678	$898,958
Ordinary shares, subject to possible conversion (1,271,788 shares at conversion value of $7.92 per share)	9,503,992	568,569	10,072,561

Shareholders’ equity:
Ordinary shares—$.001 par value, 50,000,000 shares authorized; 5,299,125 issued and outstanding (which includes 1,271,788 shares subject to possible conversion)	$5,150	$149	$5,299
Additional paid-in capital	21,651,481	1,200,500	22,851,981
Deficit accumulated during the development stage	(49,766)	(4,182)	(53,948)
Total shareholders’ equity	$21,606,865	$1,196,467	$22,803,332
Total liabilities and shareholders’ equity	$31,939,137	$1,835,714	$33,774,851